TECHNOLOGY SOLUTIONS THAT SHAPE THE FUTURE


MANHATTAN SCIENTIFICS, INC.

                                                                 January 1, 2005

Dear Shareholder,

Seasons greetings, and our best wishes to you for a happy, healthy and prosperous 2005.

I am writing to update you on developments since my last letter to you in May 2003. While there has been some progress, the company's financial and operating condition is essentially the same. We remain diligently focused on turning MHTX around, finding capital and reinventing ourselves as a single-purpose company in the alternative energy industry with heavy emphasis on Asia. The world is changing; we are changing with it.

First, let me tell you about our NovArs mid-range fuel cell. We reported in our December 16, 2004 press release that we are aggressively pursuing our business plan to have the NovArs fuel cell manufactured for use on electric bicycles and scooters in Asia. This is key to becoming a single-purpose manufacturing and marketing company of alternative energy systems. We have made significant progress in this respect. In February we announced that we granted a non-exclusive license to a Singapore/China-based licensee that will enable the company to manufacture the NovArs engine. This company, with early-stage pre-manufacturing facilities located near Shanghai, has made great strides toward production of an efficient, affordable lightweight and compact fuel cell engine. In close cooperation with our licensee, our goal is to provide low-cost fuel cell hydrogen-powered engines as drivers of personal transportation vehicles, (bicycles and scooters) to the populations in Asia, where there are more bicycles in use than we have people living in the USA.

A recent story about us appeared in BikeBiz.com, which can be viewed online at http://www.bikebiz.co.uk/daily-news/article.php?id=5050.

We also continue to make progress on other Manhattan Scientifics projects, hopefully positioning them as stronger assets and future sources of capital. Here is a summary of our progress on these projects:

Our micro fuel cell program
We believe we have built an important patent portfolio around Robert Hockaday's inventions. We were early developers of micro fuel cell technology. Now there are a number of well-capitalized corporations in the USA and Asia exploring commercialization of micro fuel cells. Manhattan Scientifics is assessing the value of our patent portfolio with appropriate professionals to determine whether or not we control blocking positions. If we do, those patents could become valuable assets for us.

Our Novint Technologies haptics computer investment
Early on, Manhattan Scientifics seed-funded Novint Technologies Inc., a start-up operation in Albuquerque. Novint's technology is licensed from the Sandia National Laboratory. Subsequently, this private company raised its own capital, built revenue, employed 12 people and filed a registration statement with the SEC as part of the process of going public. Novint intends to trade its shares on the OTC Bulletin Board. Manhattan Scientifics owns a significant quantity of Novint's shares.














The Chrysler  Building 405 Lexington Avenue , 32nd floor o New York o NY o 10174
o Tel: (212) 551-0577 e-Mail: maslow@ix.netcom.com o http://www.mhtx.com

                   TECHNOLOGY SOLUTIONS THAT SHAPE THE FUTURE


MANHATTAN SCIENTIFICS


Our Holographic Storage system investment
Earlier this month Manhattan Scientifics exercised its warrants for equity in Aprilis Inc. In our October 15, 2002 press release we announced our sale of our holographic storage technology portfolio of 21 patents in exchange for cash and equity in Aprilis, Inc., a privately held company. Aprilis is working to create best-in-class storage devices based upon holographic data storage technology. Please see: (www.aprilisinc.com)

In my May 2003 letter, I said, "Our two senior officers, Jack Harrod and I, have invested and/or personally guaranteed obligations of MHTX totaling some $900,000. These loans by company officers have been past due for several years. In addition, we find ourselves subsidizing operations and filling in the cash-crunch gaps when they occur. But we've just about exhausted our personal abilities to subsidize Manhattan Scientifics."

As a consequence of our not having taken cash salary compensation for many years, you may see some limited selling by management, which should not be considered an indication of any lack of commitment to our corporate goals, but rather the opposite: limited selling would enable unsalaried members of management to continue to serve the company. In addition I will gift some personal MHTX shares to my family members as part of overall tax and estate planning, as well as transferring some personal shares to others who have helped us along the way.

Manhattan Scientifics has always been a high-risk investment. The risk side is increasing due to our inability to access capital and the presence of well-funded competition. To the extent we can control our destiny, we remain determined to survive and succeed. Assuming we are able to relieve the pressure on our finances, we will continue our focus on becoming a single-purpose alternative energy company.

Thank you again for your continued support, loyalty and interest in our work.

Sincerely,

Marvin Maslow, CEO

The foregoing letter contains forward-looking statements (including expectation of future events), which are subject to risks, and uncertainty, which may be beyond the company's control. Actual results could differ materially for many reasons including but not limited to completion of R&D and successful commercialization of products/services, patent completion, prosecution and defense against well-capitalized competitors. These are serious risks and there is no assurance that our forward-looking statements will occur or prove to be accurate.













The Chrysler  Building 405 Lexington Avenue , 32nd floor o New York o NY o 10174
o Tel: (212) 551-0577 e-Mail: maslow@ix.netcom.com o http://www.mhtx.com